EXHIBIT 18

May 12, 2014

To the Board of Directors and Stockholders of

Cache, Inc.

New York, NY

Gentlemen:

We have audited the consolidated balance sheets of Cache, Inc. and subsidiaries (the “Company”) as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 28, 2013, and have reported thereon under date of March 25, 2014. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013.

As stated in Note 1 to the accompanying consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the thirteen-week period ended March 29, 2014, the Company elected to change its method of valuing retail finished goods inventory to the lower of cost or market, with cost being determined on the first-in, first-out (FIFO) method from the retail inventory method and states that the newly adopted accounting principle is preferable in the circumstances as the FIFO method of tracking cost at the individual item level better matches the actual merchandise costs with the respective revenues.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 28, 2013.  Therefore, we are unable to express, and do not express, an opinion on the facts set forth in the above mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 28, 2013.

Yours truly,

/s/ Mayer Hoffman McCann CPAs
(The New York Practice of Mayer Hoffman McCann P.C.)